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                                                                      Exhibit 15


August 7, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 7, 2002 on our review of interim financial information of Honeywell International Inc. (the "Company") as of and for the period ended June 30, 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57509, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764,
333-49280, 333-57866, 333-57868, 333-91582 and 333-91736), on Forms S-3
(Nos. 33-14071, 33-55425, 333-22355, 333-49455, 333-68847, 333-74075,
333-34760, 333-45466 and 333-86874) and on Form S-4 (Nos. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP